Exhibit 99.1

Crane Co. Announces All-Cash Proposal to Acquire CIRCOR at a Significant Premium

•	All-cash proposal represents a 47% premium over the market close yesterday, and 37% and 51% premiums over the three- and six-month volume weighted average share prices, respectively

•	Provides a superior alternative to CIRCOR’s prospects as a standalone company

•	Provides certainty of value for CIRCOR shareholders

May 21, 2019, Stamford, Conn. – Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, today announced that it has submitted a proposal to the Board of Directors of CIRCOR International, Inc. (NYSE: CIR) or “CIRCOR,” to acquire CIRCOR for $45 per share in cash. The proposal represents a 47% premium over yesterday’s closing price and a 37% and 51% premium over a three- and six-month volume weighted average share price, respectively. This reflects an enterprise value of approximately $1.7 billion at a multiple of approximately 13.5x the last 12-month adjusted EBITDA.

Crane Co. proposed the all-cash transaction to CIRCOR’s President and CEO Scott Buckhout on April 30, 2019, the terms of which were confirmed by a letter to the CIRCOR Board of Directors. On May 13, the CIRCOR Board summarily rejected Crane Co.’s proposal with no offer of discussions or due diligence.

“While we had hoped to complete a transaction privately, the Board’s rejection of our proposal without comment or discussion led to our decision to make our proposal known to CIRCOR shareholders so they can express their views directly to the CIRCOR Board,” said Max Mitchell, Crane Co. President and Chief Executive Officer. “Our proposal provides CIRCOR shareholders with attractive value and certainty compared to the continued uncertainty surrounding CIRCOR’s plans to improve operating performance. Based on CIRCOR’s history of underperformance and inability to meet its own financial targets, we believe CIRCOR’s standalone plan is unlikely to generate value comparable to what we are proposing.”

Mr. Mitchell continued, “We believe that this business, which has great brands and products, has been meaningfully undermanaged for years. This has resulted in a persistent decline in CIRCOR’s share price, making it the worst performer of the peers in the S&P Midcap Capital Goods Index since the end of 2013. Based upon the strength of our disciplined operating approach, Crane Co. is well positioned to integrate CIRCOR’s businesses into our focused portfolio, realize operational synergies, and deliver long-term value to Crane shareholders. Combining CIRCOR’s Fluid Handling, Aerospace and Defense assets with Crane’s portfolio of leading brands would create a stronger competitor with additional scale and growth potential.”

Crane Co. is highly confident that the proposed transaction could occur expeditiously:

•	Transaction will not be subject to a financing contingency.

•	Significant resources available to complete confirmatory due diligence.

•	Crane and CIRCOR are complementary businesses with no expected regulatory delays.

Advisors

Crane Co. has retained Wells Fargo Securities as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor.

Investor Conference Call

Crane Co. will host a conference call with the financial community at 8:30 a.m. EDT today. To participate on the conference call, please dial (877) 407-6184. The live webcast of the investor call, as well as related presentation materials, will be available through the Investor Relations section of the company’s website (www.craneco.com/investors).

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 12,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current beliefs, expectations, plans, assumptions and objectives regarding the future financial performance of Crane Co. (the “Company”) and CIRCOR International, Inc. (“CIRCOR”) and are subject to significant risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks related to the expected timing and likelihood of completion of a potential transaction between the Company and CIRCOR, including the risk that the potential transaction may not occur, and the risk that any announcements relating to the potential transaction could have adverse effects on the market price of the Company’s or CIRCOR’s common stock. Any discussions contained in this presentation, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in these forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, CIRCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent reports filed with the Securities and Exchange Commission (the “SEC”), and will be found in the definitive proxy statement that will be filed with the SEC by CIRCOR if a negotiated transaction is agreed to. Such reports are available on the SEC’s website (www.sec.gov). The Company does not undertake to update any forward-looking statements.

Additional Information and Where to Find It

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication does not constitute a solicitation of a proxy from any stockholder. This communication relates only to a proposal that the Company has made for a business combination with CIRCOR. In furtherance of the acquisition proposal, and subject to future developments, the Company and CIRCOR may file additional relevant materials with the SEC, including that CIRCOR will file a preliminary proxy statement on Schedule 14A if a negotiated transaction is agreed to. Following the filing of the definitive proxy statement with the SEC (if and when available), CIRCOR will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain the proxy statement, as well as other filings containing information about the Company and CIRCOR, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain the Company’s SEC filings in connection with the transaction, free of charge, from the Company’s Web site (www.craneco.com).

Investor Contacts:

Jason D. Feldman

Director, Investor Relations

203-363-7329

superiorvalue@craneco.com

www.craneco.com

Scott Winter / Larry Miller / Gabrielle Wolf

Innisfree M&A Incorporated

212-750-5833

Media Contacts:

Tom Davies / Molly Morse

Kekst CNC

212-521-4873 / 212-521-4826

Tom.davies@kekstcnc.com /

Molly.morse@kekstcnc.com